Exhibit 99.1

FirstEnergy Corp.                        For Release: November 8, 2012
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:                        Investor Contact:
Tricia Ingraham                            Irene Prezelj
(330) 384-5247                            (330) 384-3859

FirstEnergy Announces Third Quarter 2012 Earnings
Provides Guidance for 2013 and Remainder of 2012

Akron, Ohio - FirstEnergy Corp. (NYSE: FE) today announced third quarter 2012 earnings of $1.11 per basic and diluted share of common stock on a non-GAAP* basis. These results exclude the impact of special items listed below. This compares to non-GAAP earnings of $1.39 per basic and diluted share in the third quarter of 2011.

On a GAAP basis, third quarter 2012 earnings were $1.02 per basic share of common stock ($1.01 diluted) on net income of $425 million and revenue of $4.3 billion. Third quarter 2011 GAAP earnings were $1.27 per basic and diluted share on net income of $530 million, with revenue of $4.7 billion.

The company also announced that it is narrowing 2012 non-GAAP earnings guidance to $3.30 to $3.40 per share, which is the lower end of the previous range of $3.30 to $3.60 per share. The company also provided 2013 non-GAAP earnings guidance of $2.85 to $3.15 per share.

“We continue to be very pleased with the progress of our retail strategy and we remain confident that FirstEnergy will be well-positioned for growth when the economy eventually recovers,” said FirstEnergy President and Chief Executive Officer Anthony J. Alexander. “We are taking a number of actions to manage our expenses and ensure that we are operating as cost-effectively as possible in light of the continued weak sales environment and low market prices for power.”

Third quarter 2012 non-GAAP results benefited from a reduction in operating costs, interest expense and depreciation expense, as well as lower gross receipts taxes. Results were negatively affected by reduced sales margins from competitive operations, lower distribution deliveries, and a higher effective income tax rate.

Total distribution deliveries decreased 4 percent in the quarter. Residential deliveries declined by 4 percent, primarily due to milder weather compared to the third quarter of 2011. Commercial deliveries decreased 3 percent, while industrial deliveries decreased 5 percent.

While FirstEnergy Solutions (FES) continues to successfully expand its business and customer base, commodity margin decreased compared to the third quarter of 2011 due to the absence of a third quarter 2011 benefit related to fuel contract restructuring and the impact of lower capacity prices. These factors offset higher contract sales volumes.

For the first nine months of 2012, net income was $919 million, or earnings of $2.20 per basic share of common stock ($2.19 diluted), on revenue of $12.3 billion. This compares to net income of $770 million, or earnings of $2.01 per basic share of common stock ($2.00 diluted) on revenue of $12.4 billion in the first nine months of 2011.

GAAP to Non-GAAP* Reconciliation
	Third Quarter		Nine Months Ended Sept 30		Full Year	Full Year
	2012	2011	2012	2011	2012	2013
Basic Earnings Per Share (GAAP)	$1.02	$1.27	$2.20	$2.01	$2.27-$2.51	$2.64-$2.94
Excluding Special Items:
Regulatory Charges	0.03	—	0.06	0.05	0.08	0.06
Trust Securities Impairment	—	0.01	0.01	0.03	0.01	—
Income Tax Charge - Retiree Drug Change	0.02	—	0.06	—	0.08	—
Merger Transaction/Integration Costs	—	0.01	0.02	0.41	0.02	—
Impact of Non-Core Asset Sales/Impairments	—	0.02	—	0.08	—	0.05
Mark-To-Market Adjustments -
Pension/OPEB actuarial assumptions	—	—	—	—	0.45-0.59	—
Other	(0.03)	0.01	(0.08)	0.06	(0.08)	—
Plant Closing Costs	0.04	—	0.16	—	0.19	0.01
Restructuring Costs	—	—	—	—	0.02	0.01
Merger Accounting - Commodity Contracts	0.03	0.06	0.10	0.18	0.12	0.08
Litigation Resolution	—	0.01	—	0.06	—	—
Basic Earnings Per Share (Non-GAAP*)	$1.11	$1.39	$2.53	$2.88	$3.30-$3.40	$2.85-$3.15

FirstEnergy's Consolidated Report to the Financial Community - which provides highlights on company developments and financial results for the third quarter of 2012 as well as key 2013 earnings drivers - is posted on the company's Investor Information website - www.firstenergycorp.com/ir. To access the report, click on Third Quarter 2012 Consolidated Report to the Financial Community.

The company invites investors, customers and other interested parties to listen to a live Internet webcast of its teleconference for financial analysts at 1:00 p.m. Eastern Time today. FirstEnergy management will present an overview of the company's financial results for the quarter, followed by a question-and-answer session. The teleconference can be accessed on the company's website by selecting the Q3 2012 Earnings Conference Call link. The webcast will be archived on the website.

FirstEnergy is a diversified energy company dedicated to safety, reliability and operational excellence. Its 10 electric distribution companies form one of the nation's largest investor-owned electric systems, serving customers in Maryland, Ohio, Pennsylvania, New Jersey, New York and West Virginia. Its generation subsidiaries control more than 20,000 megawatts of capacity from a diversified mix of scrubbed coal, non-emitting nuclear, natural gas, hydro, pumped-storage hydro and other renewables. Follow FirstEnergy on Twitter @FirstEnergyCorp.

(*) This news release contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). These non-GAAP financial measures are intended to complement, and not considered as an alternative to, the most directly comparable GAAP financial measure. Also, the non-GAAP financial measures may not be comparable to similarly titled measures used by other entities.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management's intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results may differ materially due to: the speed and nature of increased competition in the electric utility industry, the impact of the regulatory process on the pending matters before FERC and in the various states in which we do business including, but not limited to, matters related to rates, the uncertainties of various cost recovery and cost allocation issues resulting from ATSI's realignment into PJM, economic or weather conditions affecting future sales and margins, changing energy, capacity and commodity market prices and availability, financial derivative reforms that could increase our liquidity needs and collateral costs, the continued ability of our regulated utilities to collect transition and other costs, operation and maintenance costs being higher than anticipated, other legislative and regulatory changes, and revised environmental requirements, including possible GHG emission, water intake and coal combustion residual regulations, the potential impacts of CAIR, and any laws, rules or regulations that ultimately replace CAIR, and the effects of the EPA's MATS rules, the uncertainty of the timing and amounts of the capital expenditures that may arise in connection with any litigation, including NSR litigation or potential regulatory initiatives or rulemakings (including that such expenditures could result in our decision to deactivate or idle certain generating units), the uncertainties associated with our plans to deactivate our older unscrubbed regulated and competitive fossil units and our plans to change the operations of certain fossil plants, including the impact on vendor commitments, and the timing of those deactivations and operational changes as they relate to, among other things, the RMR arrangements and the reliability of the transmission grid, issues that could result from the NRC's review of the indications of cracking in the Davis Besse Plant shield building, adverse regulatory or legal decisions and outcomes with respect to our nuclear operations (including, but not limited to the revocation or non-renewal of necessary licenses, approvals or operating permits by the NRC or as a result of the incident at Japan's Fukushima Daiichi Nuclear Plant), adverse legal decisions and outcomes related to ME's and PN's ability to recover certain transmission costs through their transmission service charge riders, the continuing availability of generating units, changes in their operational status and any related impacts on vendor commitments, replacement power costs being higher than anticipated or inadequately hedged, the ability to comply with applicable state and federal reliability standards and energy efficiency mandates, changes in customers' demand for power, including but not limited to, changes resulting from the implementation of state and federal energy efficiency mandates, the ability to accomplish or realize anticipated benefits from strategic goals, our ability to improve electric commodity margins and the impact of, among other factors, the increased cost of fuel and fuel transportation on such margins, the ability to experience growth in the Regulated Distribution and Competitive Energy Services segments, changing market conditions that could affect the measurement of liabilities and the value of assets held in our NDTs, pension trusts and other trust funds, and cause us and our subsidiaries to make additional contributions sooner, or in amounts that are larger than currently anticipated, the impact of changes to material accounting policies, the ability to access the public securities and other capital and credit markets in accordance with our financing plans, the cost of such capital and overall condition of the capital and credit markets affecting us and our subsidiaries, changes in general economic conditions affecting us and our subsidiaries, interest rates and any actions taken by credit rating agencies that could negatively affect us and our subsidiaries' access to financing, increased costs thereof, and increase requirements to post additional collateral to support outstanding commodity positions, LOCs and other financial guarantees, the state of the national and regional economy and its impact on our major industrial and commercial customers, issues concerning the soundness of domestic and foreign financial institutions and counterparties with which we do business, the risks and other factors discussed from time to time in our SEC filings, and other similar factors. Dividends declared from time to time on FE's common stock during any annual period may in the aggregate vary from the indicated amount due to circumstances considered by FE's Board of Directors at the time of the actual declarations. A security rating is not a recommendation to buy or hold securities and is subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating. The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on FirstEnergy's business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy expressly disclaims any current intention to update, except as required by law, any forward-looking statements contained herein as a result of new information, future events or otherwise.